EMPLOYMENT AGREEMENT

This Employment Agreement dated as of December 16, 2013 (the “Agreement”), is made by and between Retrophin, Inc. (together with any successor thereto, the “Company”), a Delaware corporation, and Martin Shkreli (the “Executive”) (collectively referred to as the “Parties”).

In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Executive agree as follows:

1.           Term of Employment.  The Company will employ the Executive and the Executive accepts continued employment by the Company on the terms and conditions herein contained for a period (the “Term”) provided in Section 4.

2.           Duties and Functions.

(a)           During the Term, the Executive shall serve as the Chief Executive Officer of the Company reporting directly to the Company’s Board of Directors (the “Board”).  The Executive shall have effective supervision and control over, and responsibility for, the strategic direction and general and active day to day leadership and management of the business and affairs of the Company. The Executive shall have such other duties as are customarily performed by the Chief Executive Officer of a company similar to the Company, and also have such other powers and duties as may be, from time to time, reasonably prescribed by the Board.  During the Term, the Executive shall devote substantially all his working time and efforts to the business and affairs of the Company. During the Term, the Company shall give the Executive appropriate support in the performance of his duties, including, but not limited to, home office support, and provision of salary and bonuses for support staff upon reasonable request.

(b)           The Executive agrees to observe and comply with the rules, policies and procedures of the Company as adopted by the Company from time to time.  The Executive may, so long as such activities do not interfere with his duties and responsibilities hereunder, invest, participate or engage in (for the Executive’s own account or for the account of others), or may possess an interest in, other financial ventures and investment and professional activities of any kind or description, independently or with others, including (i) charities and passive investments, (ii) investment in, or the acquisition or disposition of, securities or real estate, (iii) investment and management counseling, (iv) the provision of brokerage and investment banking services and (v) serving as officers, directors, representatives or agents of any entity, partners of any partnership, or trustees of any trust (and in each case may receive fees, commissions, remuneration, profits and reimbursement of expenses in connection with such ventures and activities), in each case provided that such Person does not expressly or implicitly represent that he is acting for the Company.

3.           Compensation and Benefits.

(a)           Base Salary.  As compensation for his services hereunder, during the Term, the Executive shall receive a base salary at a rate of Three Hundred Thousand Dollars ($300,000) per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company.  Such Annual Base Salary may be increased at the discretion of the Board after each anniversary of the Effective Date.  In no event shall the Executive’s Annual Base Salary be reduced below the then current Annual Base Salary.

(b)           Bonus.  The Executive shall be eligible to receive an annual cash bonus award during each fiscal year at the discretion of the Board and based upon specific goals and performance metrics discussed and agreed to with the Executive.

(c)           Expenses. During the Term, the Company shall pay or reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company’s expense reimbursement policy in effect from time to time.

(d)           Vacation. During the Term, the Executive shall be entitled to four (4) weeks of paid vacation per calendar year.  To the extent that the Executive does not use his vacation in a given calendar year, he shall be entitled to carry forward accrued unused vacation over from year to year; provided, however, that in no event may he at any time have more than 30 business days of vacation accrued and once he has 30 business days of accrued unused vacation, he shall no longer continue to accrue further vacation time until he has used some of his accrued vacation time.

(e)           Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements that the Company provides for its employees and are generally applicable to executive employees of the Company, including, by way of illustration, personal leave, paid holidays, sick leave, profit-sharing, pension plans, 401(k) matching programs, retirement, disability, dental, vision, group sickness, accident or family health insurance programs of the Company, subject, in each case, to the terms of each such program.

(f)           Options.  In addition to the Annual Base Salary, the Executive shall be granted, on and subject to the terms and conditions of an option award agreement to be entered into between the Executive and the Company (it being understood that such grant shall be conditioned upon the execution of such award agreement) options to purchase One Million Eighty Thousand (1,080,000) shares of restricted common stock of the Company (the “Incentive Compensation”), a pro rata portion of which shall vest quarterly during the three years following execution of this Agreement; provided, however, that if the Executive is no longer employed by the Company, any Incentive Compensation that has not vested prior to the date of termination shall be immediately cancelled and not subject to further vesting.

(g)           Accelerated Vesting of Options.  In the event of (i) a merger or consolidation of the Company with or into any other entity in which the Company is not the parent or, after giving effect to such transaction, the equity owners of the Company immediately prior to such transaction shall cease to own at least of a majority of the outstanding equity securities of the Company, (ii) a sale of all or substantially all of the assets of the Company or (iii) any other change of control of the Company, the unvested portion, if any, of the Incentive Compensation shall immediately vest.

4.           Term; Termination.

(a)           Term. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the date hereof (the “Effective Date”) and ending on the third anniversary thereof, unless earlier terminated as provided in this Section 4.  The employment term hereunder shall automatically be extended for successive three-year periods (collectively with the Initial Term, the “Term”) unless either the Executive gives notice of non-extension to the Company no later than one hundred eighty (180) days prior to the expiration of the then applicable Term and subject to earlier termination as provided in this Section 4.

(b)           Termination.  The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(i)           Death.  The Executive’s employment hereunder shall terminate upon his death.

(ii)           Incapacity.  If the Executive is unable to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of 180 consecutive days as a result of incapacity due to any medically determinable mental or physical illness, the Company may terminate the Executive’s employment.

(iii)           Termination for Cause.  The Company may terminate the Executive’s employment for Cause.  For the purposes of this Agreement, “Cause” shall mean the Executive’s final conviction under United States federal or state laws for a felony or crime involving moral turpitude.

(iv)           Resignation for Good Reason.  The Executive may resign his employment for Good Reason.  For the purposes of this Agreement, “Good Reason” shall mean (1) the Company’s willful material breach of any provision of this Agreement; (2) any material adverse change in the Executive’s position (including status, offices, titles and reporting requirements) authority, duties or responsibilities (other than a change due to the Executive’s incapacity under Section 4(b)(ii)) which results in: (A) a diminution in any material respect in the Executive’s position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) days such that it constitutes an effective demotion; or (B) a material diversion from the Executive’s performance of the functions of the Executive’s position, excluding for this purpose material adverse changes made with the Executive’s written consent or due to the Executive’s termination for Cause or termination by the Executive without Good Reason; or (3) relocation of the Company’s headquarters and/or the Executive’s regular work address to a location which requires him to travel more than forty (40) miles from the Executive’s place of employment on the date hereof; provided, however, that it shall not constitute Good Reason unless the Executive shall have provided the Company with written notice of its alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) within 30 days of the events alleged actions constituting Good Reason and Company has not cured any such alleged Good Reason or substantially commenced its effort to cure such breach within thirty (30) days of the Company’s receipt of such written notice.

(v)           Resignation without Good Reason.  The Executive may resign his employment without Good Reason.

(vi)           Non-extension of Term by the Executive.  The Executive may give notice of non extension to the Company pursuant to Section 4(b).

In the event of any such termination, the Term will immediately end.

(c)           Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other Party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive for a resignation other than for Good Reason, shall be at least sixty (60) days following the date of such notice (a “Notice of Termination”).  A Notice of Termination submitted by the Executive for a termination for Good Reason may provide for a Date of Termination on the date the Company receives the Notice of Termination, or any date thereafter elected by the Executive in his sole discretion.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  For the purposes of this Agreement, “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 4(b)(ii)-(v) the date indicated in the Notice of Termination; (iii) if the Executive’s employment is terminated pursuant to Section 4(b)(vii), the expiration of the then-applicable Term

(d)           Company Obligations Upon Termination.  Upon termination of the Executive’s employment pursuant to any of the circumstances listed in Section 4(b), the Executive (or the Executive’s estate) shall be entitled to receive the sum of: (i) the Executive’s Annual Base Salary through the Date of Termination not theretofore paid; (ii) any expenses owed to the Executive under Section 3(d); (iii) any accrued vacation pay owed to the Executive pursuant to Section 3(c); and (iv) any amount earned, accrued and arising from the Executive’s participation in, or benefits accrued under any employee benefit plans, deferred compensation plans, programs or arrangements under Section 3(e), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

If the Executive’s employment is terminated by the Executive for Good Reason, the Executive shall continue to receive his Annual Base Salary, any unpaid bonus and health insurance coverage on the same terms as made available to the Company’s employees for a period of twelve (12) months from the Date of Termination (such continuation of base salary and health insurance coverage being the “Severance Benefits”).  Notwithstanding the foregoing, the Executive shall not be entitled to any Severance Benefits unless (i) the Executive complies with all of the restrictive covenants by which he is bound (whether pursuant to this Agreement or otherwise), including, but not limited to, any non-competition agreement, non-solicitation agreement or confidentiality agreement signed by the Executive, and (ii) the Executive executes, delivers and does not revoke a general release in form and substance acceptable to the Company. The parties hereto acknowledge that the Severance Benefits to be provided under this Section 4(d) are to be provided in consideration for the above-specified release.

(e)           Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to the Executive pursuant to this Section 4 or otherwise on or within the six-month period following the Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date that is six (6) months and one (1) day following the Executive’s termination. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A of the Internal Revenue Code of 1986, as amended, and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

5.           Company Property.  All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of his employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, or any time at the Company’s reasonable request, the Executive shall return to the Company all such property of the Company.

6.           Non-Competition, Non-Solicitation.

(a)           The Executive agrees that, in consideration of his employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, during the Executive’s employment with the Company and for six (6) months after the Date of Termination, the Executive will not either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly (other than through his ownership of equity in the Company), as an individual proprietor, principal, manager, agent, consultant, guarantor, advisor, member, owner, participant, partner, stockholder, officer, employee, director, joint venturer, lender, or in any other capacity whatsoever (other than as a passive holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company), persuade or induce any client, customer, vendor, strategic or business partner or account of the Company to restrict or cease to do business with, invest in, participate with, or otherwise work with the Company, or to reduce the amount of business, investment, participation or work that any such client, customer, vendor, or strategic or business partner has customarily done or actively contemplates doing with the Company.

(b)           The Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

(c)           The provisions of Section 6 shall survive termination of this Agreement.

7.           Protection of Confidential Information.

(a)           For purposes of this Section 7, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), projects, customer lists, marketing plans, methodologies, business or vendor relationships, relationships with strategic or business partners, its high speed networks, or equipment, tools or other materials developed for use on such networks, and all information and know-how (whether or not patentable, copyrightable or otherwise able to be registered or protected under laws governing intellectual property) owned, possessed, or used by the Company, any affiliate or any customer, including, without limitation, any formula, method, procedures, composition, project, development, plan, market research, vendor information, customer or client lists or information, contacts at or knowledge of customers or clients, prospective customers and clients, business or strategic partners of the Company, trade secret, process, research, reports, financial data, technical data, test data, know-how, computer program, software, software documentation, source code, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, patent applications, contracts, joint ventures, price, cost and personnel data, any trade names, trademarks or slogans and other non-public, proprietary and confidential information of the Company, its affiliates or customers, that, in any case, is not otherwise available to the public (other than by the Executive’s breach of the terms hereof). The Executive agrees (i) that all Confidential Information, whether or not in writing, shall be treated as being confidential and/or proprietary information and is the exclusive property of the Company and (ii) to hold in a fiduciary capacity for the sole benefit of the Company all Confidential Information.

(b)           Confidential Information shall not include information that (i) is or becomes public knowledge through legal means without fault by the Executive, (ii) is already public knowledge prior to the signing of this Agreement, or (iii) must be disclosed pursuant to applicable law or court order.

(c)           The Executive agrees that he will not at any time, either during the Term of this Agreement or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by the Board.  The Executive further agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, or written, photographic, magnetic or other documents or tangible objects compiled by him or made available to him during the Term of his employment concerning the business of the Company and/or its clients, including any copies of such materials, shall be the property of the Company and shall be delivered to the Company on the termination of his employment, or at any other time upon request of the Company.

(d)           The Executive also agrees that any breach of the covenants contained in this Section 7 would irreparably injure the Company. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments or providing any benefits otherwise required by this Agreement and obtain an injunction against the Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by the Executive.

8.           Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by him.

9.           Entire Agreement.  This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, the Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into said Agreement.

10.           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Any provisions determined to be invalid or unenforceable shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.  In the event any ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.           Governing Law; Arbitration. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.  Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled solely and exclusively by binding arbitration in New York, New York administered by JAMS.  Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions to such rules if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each Party to the arbitration will pay an equal share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such Party.  Each Party shall bear its own attorneys fees and expenses.  The Parties agree to abide by all decisions and awards rendered in such proceedings.  Such decisions and awards rendered by the arbitrator shall be final and conclusive.  All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief as provided in Section 7.  IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE OR IF THE PARTIES ARE SEEKING INJUNCTIVE OR EQUITABLE RELIEF AS PROVIDED ABOVE, THEN EACH PARTY, (i) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO, AND (ii) SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK COUNTY, NEW YORK AND EACH PARTY HERETO AGREES NOT TO INSTITUTE ANY SUCH ACTION OR PROCEEDING IN ANY OTHER COURT IN ANY OTHER JURISDICTION.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN THE COURTS REFERRED TO IN THIS SECTION 12.

12.           Notices.  Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand and followed by notice by mail, e-mail or facsimile transmission, (b) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (c) on the next business day, if mailed by an overnight mail service to the parties or sent by e-mail or facsimile transmission, as follows:

(a)           If to the Company:

Retrophin, Inc.
777 Third Avenue, 22nd Floor
New York, New York 10017
Attn: Board of Directors

With a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attn: Evan L. Greebel, Esq.
Fax:  (212) 894-5883

(b)           If to the Executive:

Martin Shkreli
777 Third Avenue, 22nd Floor
New York, New York 10017

13.           Indemnification.

(a)           Corporate Acts. In his capacity as a director, officer, or employee of the Company or serving or having served any other entity as a director, officer, or executive at the Company’s request, the Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s certificate of incorporation, bylaws or any indemnification agreement between the Company and the Executive, from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Executive may be involved, or threatened to be involved, as a party or otherwise by reason of the Executive’s status, which relate to or arise out of the Company, their assets, business or affairs, if in each of the foregoing cases, (i) the Executive acted in good faith and in a manner the Executive believed to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe the Executive’s conduct was unlawful, and (ii) the Executive’s conduct did not constitute gross negligence or willful or wanton misconduct. The Company shall advance all reasonable expenses incurred by the Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation-related expenses.

(b)           Directors & Officers Insurance. During the Term and thereafter for six years after the Executive’s employment terminates, the Executive shall be entitled to coverage under the Company’s directors and officers liability insurance policy, subject to the terms of such policy, in effect at any time in the future to no lesser extent than any other officers or directors of the Company. Notwithstanding anything herein to the contrary, the provisions of this Section shall survive the termination of this Agreement and the termination of the Term for any reason.

(c)           Personal Guarantees. The Company shall indemnify and hold harmless the Executive for any liability incurred by him by reason of his execution of any personal guarantee for the Company’s benefit (including but not limited to personal guarantees in connection with office or equipment leases, commercial loans or promissory notes). Notwithstanding anything herein to the contrary, the provisions of this Section shall survive the termination of this Agreement and the termination of the Term for any reason.

14.           Miscellaneous.

(a)           No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by one party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)           The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)           Any rights of the Executive hereunder shall be in addition to any rights the Executive may otherwise have under written benefit plans or agreements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company sponsored written employee benefit plans, option plans, grants and agreements.

(d)           The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.

(e)           The Executive represents that he has had the opportunity to seek separate legal counsel of his own choosing in connection with the preparation, review and execution of this Agreement.

(f)           This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which when taken together shall constitute one agreement.

(g)           Each party to this Agreement agrees promptly to execute, acknowledge, deliver, file or record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law, or that, in the opinion of the Company, may be necessary or advisable to carry out the intents and purposes of this Agreement.

(h)           In accordance with the Company’s policies, the Executive shall sign and agree to be bound by the Company’s Code of Ethics and Insider Trading Policy.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first identified above.

COMPANY: RETROPHIN, INC. By: /s/ Marc Panoff Name: Marc Panoff Title: Chief Financial Officer EXECUTIVE: /s/ Martin Shkreli Martin Shkreli

Employment Agreement Signature Page